                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           --------------------------


                                    FORM 8-K



                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934

      Date of Report: (Date of earliest event reported): December 19, 2002


                         TEXAS BIOTECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

               DELAWARE                                0-20117                              13-3532643
       (State of Incorporation)                (Commission File Number)         (IRS Employer Identification No.)
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                             7000 FANNIN, 20TH FLOOR
                              HOUSTON, TEXAS 77030
              (Address of Registrant's principal executive offices)

                                 (713) 796-8822
              (Registrant's telephone number, including area code)




                                (NOT APPLICABLE)
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

THE FOLLOWING STATEMENT WAS RELEASED TO THE PRESS ON DECEMBER 19, 2002 REGARDING AN UPDATE TO SHAREHOLDERS ON SITAXSENTAN TRIALS AND SALES OF ARGATROBAN.

               TEXAS BIOTECHNOLOGY PROVIDES UPDATE TO SHAREHOLDERS

       ANNOUNCES PLANS TO PROCEED WITH SECOND PIVOTAL PHASE III TRIAL FOR
         SITAXSENTAN AS A TREATMENT FOR PULMONARY ARTERIAL HYPERTENSION

       REFINES 2002 GUIDANCE AND REPORTS NEW RECORD IN SALES OF ARGATROBAN

HOUSTON, TX - DECEMBER 19, 2002 - Texas Biotechnology Corporation (NASDAQ: TXBI) announced today that it has met with representatives from the U.S. Food and Drug Administration (FDA) regarding the development of sitaxsentan as a potential treatment for pulmonary arterial hypertension (PAH).

"We had a very productive meeting with the FDA and believe we have reached broad agreement regarding a second pivotal Phase III trial. We also discussed what they will require to support the approval of sitaxsentan in PAH and believe that our Phase III program can address all of the FDA stated requirements for submission of a New Drug Application," stated Bruce D. Given, M.D., President and CEO of Texas Biotechnology. "Our goal is to finalize the protocol and launch STRIDE II during the first half of next year and we will work diligently to do so."

2002 GUIDANCE REFINED

Management also stated that it expects full year results for 2002 as follows:

o Revenues are expected to be at the high end of the previously announced range of $8.5 to $11 million.

o Argatroban net sales are expected to exceed the original range of $14 to $18 million and fall within the $22 to $23 million range, consistent with our latest guidance.

o Investment income will be at the high end of the previously announced range of $1.8 to $2.5 million.

o Expenses are expected to be in the range of $41 to $42 million, well below the original forecast of $45 to $48 million.

o Net loss is expected to be between $24 and $26 million, approximately $5 to $7 million less than the internal 2002 forecast.

o Cash position is expected to be in the range of $64 to $66 million at year-end.

Achievement of these results reflects:

    o   Better than expected sales of Argatroban with:

        o   New record in September in end-user sales of $2.4 million.

        o Largest increase in end-user sales among all direct thrombin inhibitors during the third quarter.

        o New record in gross sales of $3.3 million (estimated net sales of $2.8) in October.

    o   Aggressive control of discretionary spending.

    o   Fewer new hires and improved internal productivity.

OUTLOOK FOR 2003

"During 2002, we made a sustained effort to control spending and finish the year in as strong a cash position as possible. As we near completion of our plan for 2003, I am confident the Company is well positioned to support its key programs," Dr. Given stated.

"Near term, emphasis will be on the ongoing development and commercialization of sitaxsentan as a treatment for PAH, which management believes is essential for the Company's transition to a commercial business, achieving sustainable profitability and building long-term shareholder value."

Dr. Given added, "In 2003, Argatroban will continue to be an important part of our revenues and help to offset the ongoing development and commercialization expenses for sitaxsentan. In this regard, we are pleased with the continued growth and market acceptance of Argatroban, and direct thrombin inhibitors as a whole. The fact that GSK has expanded its sales and marketing efforts beyond hematologists to include other hospital-based physicians, who tend to be the highest users of heparin and the most likely to see patients with HIT, provides us with greater confidence in GSK's commitment to grow sales of Argatroban."

Management also expects to achieve further progress in its selectin, VLA-4 and basic research programs and will provide formal guidance in early 2003.

ABOUT TEXAS BIOTECHNOLOGY

Texas Biotechnology, a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs, is recognized for its expertise in small molecule drug development and vascular biology. Argatroban, its first FDA-approved product, is being marketed by GlaxoSmithKline for heparin-induced thrombocytopenia. Texas Biotechnology, and its partner ICOS Corporation, are in Phase III development of the endothelin antagonist, sitaxsentan, for pulmonary arterial hypertension. Texas Biotechnology has several other research and development programs ongoing for a range of cardiovascular and inflammatory diseases. To learn more about Texas Biotechnology please go to our web site: www.tbc.com.


This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are timing and cost of our clinical trials, attainment of research and clinical goals and milestones of product candidates, attainment of required governmental approvals, sales levels of our products and availability of financing and revenues sufficient to fund development of product candidates and operations. In particular, careful consideration should be given to cautionary statements made in the various reports Texas Biotechnology has filed with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.


                            [SIGNATURE PAGE FOLLOWS]
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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date December 19, 2002              TEXAS BIOTECHNOLOGY CORPORATION


                                    /s/  Stephen L. Mueller
                                    ------------------------------------------
                                    Stephen L. Mueller
                                    Vice-President, Finance and Administration
                                    Secretary and Treasurer